N e w s R e l e a s e
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release Date: February 21, 2006
	Media Contact:	Shruthi Dyapaiah	1-913-327-4225 sdyapaiah@euronetworldwide.com
	Investor Relations (US):	IR Dept	1-913-327-4200 investor@euronetworldwide.com

Euronet Worldwide Reports 2005 Earnings Growth of 61%

LEAWOOD, KANSAS, USA—February 21, 2006—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, today announced its full year and fourth quarter 2005 financial results.

Euronet’s full year 2005 results were as follows:
•	Annual consolidated revenues of $531.2 million, an increase of 39% over 2004 revenues of $381.1 million.
•	Adjusted EBITDA (operating income plus depreciation and amortization) of $75.2 million, a 47% increase over 2004 Adjusted EBITDA of $51.1 million.
•	Operating income of $52.8 million, a 50% increase over 2004 operating income of $35.3 million.
Net income of $27.4 million, or $0.74 diluted earnings per share, compared to $18.4 million, or $0.55 diluted earnings per share, for 2004.
•
Net income, excluding the effects of foreign exchange losses and losses on discontinued operations for the final liquidation of the company’s French subsidiary, of $35.5 million, or $0.95 diluted earnings per share, a 61% increase, compared to $19.8 million, or $0.59 diluted earnings per share, for 2004, excluding the effects of foreign exchange losses and losses on the early retirement of debt.

The company’s fourth quarter 2005 financial highlights included:
•	Consolidated revenues of $144.3 million, compared to $113.1 million for the fourth quarter 2004 revenues.
•	Adjusted EBITDA of $20.6 million, compared to $16.1 million for the fourth quarter 2004.
•	Operating income of $14.7 million, compared to $11.5 million in the fourth quarter 2004.
•	Net income of $8.5 million, or $0.22 diluted earnings per share, compared to net income for the fourth quarter 2004 of $4.8 million, or $0.14 per share.
•
The fourth quarter 2005 net income included a foreign exchange loss of $0.8 million and a $0.6 million loss on discontinued operations. Excluding these losses, diluted earnings per share were $0.25, or $10.7 million, for the fourth quarter 2005. The fourth quarter 2004 net income included a foreign exchange loss of $1.4 million and a $0.8 million loss on the early retirement of debt; excluding these losses, earnings per share were $0.20, or $7.0 million.

Segment Results and Other
The EFT Processing Segment reported the following results:
Annual revenues for 2005 of $105.6 million, an increase of $28.0 million, or 36%, over 2004 revenues of $77.6 million.
•	Adjusted EBITDA for the year 2005 of $35.0 million, compared to $23.4 million for the year 2004.
•	Operating income for the year 2005 of $25.6 million, compared to $15.0 million for the year 2004.
•	Fourth quarter 2005 revenues of $29.3 million, up 24% over fourth quarter 2004 revenues of $23.7 million.
•	Fourth quarter 2005 Adjusted EBITDA of $9.5 million, compared to fourth quarter 2004 Adjusted EBITDA of $8.2 million.
•	Fourth quarter 2005 operating income of $7.2 million, compared to $5.8 million reported in the fourth quarter 2004.

The year-over-year increases in revenue, operating income and Adjusted EBITDA were largely attributable to a 26% increase in ATMs under management and the full year impact of the implementation of ATM outsourcing agreements in India, Romania and Poland.

The segment completed the year with 7,211 ATMs owned or operated, compared to 5,742 ATMs at the end of the 2004. The segment processed 361 million transactions for the full year 2005 and 103.0 million transactions in the fourth quarter 2005, compared to 232 million and 73.4 million transactions for the same periods last year, respectively. These improved results are largely attributable to the continued growth in ATMs under management, primarily in the Indian, Polish and Romanian markets, together with transaction growth from those ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Albania, Serbia & Montenegro, India and China among others.

The Prepaid Processing Segment reported the following results:
•	Annual revenues for 2005 of $411.3 million, an increase of $121.5 million, or 42%, over 2004 revenues of $289.8 million.
•	Adjusted EBITDA for 2005 of $46.5 million, compared to $34.6 million for 2004.
•	Annual operating income for 2005 was $34.7 million, compared to the prior year’s results of $28.3 million.
•	Fourth quarter 2005 revenues of $111.7 million, up 30% compared to the $85.9 million reported for the fourth quarter 2004.
•	Fourth quarter 2005 Adjusted EBITDA of $12.6 million, compared to $9.8 million reported in the fourth quarter 2004.
•	Fourth quarter 2005 operating income of $9.3 million, compared to $7.9 million reported in the fourth quarter 2004.

Total transactions processed by the Prepaid Processing Segment during 2005 increased to 348 million, compared to 229 million for 2004. Total transactions processed increased to 100.0 million for the fourth quarter 2005 compared to fourth quarter 2004 transactions of 65.8 million. The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 237,000 point-of-sale terminals across more than 127,000 retailer locations in Europe, Asia Pacific, Africa and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s year-over-year revenue improvements were the result of a continuation of growth across all markets, transaction growth from the full year impact of 2004 acquisitions and the partial year impact of 2005 acquisitions. During 2005, Euronet expanded its prepaid business in the U.S. through the March 2005 acquisition of Dynamic Telecom, Inc., a prepaid wireless top-up company, and the July 2005 acquisition of TelecommUSA, a licensed money transfer and bill payment company, and in Europe through the March 2005 acquisitions of Telerecarga S.A., a Spanish prepaid wireless top-up company and U.K.- based ATX Software Ltd., in which it increased its ownership from 10% to 51% by acquiring an additional 41% of the shares of that company. The annual 2005 results included approximately $6.2 million in amortization of acquired intangible assets in the Prepaid Processing Segment.

Corporate and Other had $11.0 million of operating expenses for 2005, compared to $9.8 million for 2004. For the fourth quarter 2005, Corporate and Other expenses were $2.6 million, compared to $2.8 million in the fourth quarter 2004. The quarter-over-quarter decrease was largely attributable to professional fees in support of merger and acquisition activity.

Combining all segments, transactions processed in 2005 were 709 million compared to 461 million processed in 2004, a 54% increase. In the fourth quarter 2005, again all segments combined, the company processed 203 million transactions compared to fourth quarter 2004 processed transactions of 139 million, a 46% increase. These increases were primarily due to the full year impact of the EFT Processing Segment’s implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $219.9 million as of December 31, 2005 as compared to $124.2 million at December 31, 2004. The increase in unrestricted cash was due to $169.9 million in net proceeds from the October 2005 issuance of 3.5% convertible bonds together with $75.2 million in Adjusted EBITDA offset by an aggregate $149.4 million for acquisitions, capital expenditures, interest, taxes paid and other items. Euronet’s total indebtedness was $355.6 million as of December 31, 2005, compared to $166.2 million at December 31, 2004. The change in indebtedness included additions of $175.0 million for the 3.5% convertible debentures, assumed acquisition indebtedness and short-term borrowings to support seasonal working capital requirements.

The company’s total assets as of December 31, 2005 were $894.4 million, compared to $618.5 million, as of December 31, 2004. The increase in total assets was largely the result of investments made in acquisitions, increased restricted cash and accounts receivable related to the prepaid business, and cash held at year-end 2005 related to unused proceeds of the 3.5% convertible bonds. Stockholders’ equity was $206.4 million at December 31, 2005, compared to $141.9 million at the end of 2004. The increase in stockholders’ equity was largely related to the generation of net income in 2005 of $27.4 million, together with the issuance of common stock in connection with acquisitions.

The company announces the January 2006 acquisition of the assets of Essentis Limited, a U.K. company that owns a leading card issuing and merchant acquiring software package. These assets were purchased out of an administration proceeding for a nominal purchase price of approximately $3.0 million, including assumption of certain liabilities. The Essentis software product constitutes a significant addition to the company’s outsourcing and software offerings to banks. The company expects Essentis to generate operating losses of approximately $0.01 per share in each of the first two quarters of 2006, with improving results in the last two quarters.

The company also announced that it expects earnings per share for the first quarter 2006 to be approximately $0.24, excluding the effects of foreign exchange gains or losses, discontinued operations, stock-based compensation charges, and or other non-operating or unusual items that cannot be accurately projected. These expected earnings reflect a seasonal reduction in transactions during the first quarter, as well as operating losses from Essentis. The company intends to commence accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) in the first quarter, as required. The company estimates that stock-based compensation charges in the first quarter 2006 will be approximately $1.6 million, or $0.04 per share. The company intends to adopt SFAS 123R using the “modified retrospective application” method and, accordingly, it will restate all prior periods for comparability.

In December 2004, the company issued $140 million in convertible debentures that, if converted, would have a dilutive effect on the company’s stock. The debentures are potentially convertible into approximately 4.2 million shares of common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. As in third quarter 2005, the assumed conversion of the debentures was dilutive for the fourth quarter 2005. Accordingly, for the fourth quarter 2005, 4.2 million contingently issuable shares have been assumed to be outstanding for the period and $0.8 million in interest charges and amortization of debt issuance costs have been excluded from income available to common shareholders to determine diluted earnings per share. These convertible debentures were not dilutive when determining the full year per share earnings. The company expects these debentures to continue to be dilutive in future periods.

In October 2005, the company completed the sale of $175 million aggregate principal amount of its 3.50% Convertible Debentures due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Euronet will continue to use the net proceeds of the offering for general corporate purposes, which may include general operations, share repurchases, acquisitions or other strategic investments. The assumed conversion of the debentures was not dilutive for the fourth quarter 2005, or for the full year. The impact on future earnings per share may be dilutive if earnings per share continue to increase, and, accordingly, 4.3 million shares would be included, and approximately $6.9 million in annual interest charges and amortization of debt issuance costs would be excluded from income available to common shareholders to determine diluted earnings per share.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the payment processing industry. Management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release; management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

Euronet Worldwide will host an analyst conference call on Wednesday, February 22, 2006, at 10:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/IC/CEPage.asp?ID=99771. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is "Euronet."

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/IC/CEPage.asp?ID=99771as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 187110. The call and webcast replay will be available for one month. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.aspNo fees are charged to access any event.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The company is a licensed electronic money transmitter and bill payment company via Euronet Payments and Remittance, Inc. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 237,000 point-of-sale terminals across more than 127,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 23 worldwide offices, Euronet serves clients in more than 80 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the company's or management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company's business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005. Copies of these filings may be obtained by contacting the company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statement of Income and Comprehensive Income
(unaudited - in thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Consolidated Statements of Income Data:
Revenues:
EFT Processing	$105,551	$77,600	$29,306	$23,728
Prepaid Processing	411,279	289,810	111,749	85,898
Software and related revenue	14,329	13,670	3,263	3,453
Total	531,159	381,080	144,318	113,079

Operating expenses:
Direct operating costs	370,758	264,602	100,450	78,265
Salaries and benefits	53,740	41,795	14,236	11,499
Selling, general and administrative	31,489	23,578	8,991	7,265
Depreciation and amortization	22,375	15,801	5,932	4,599
Total operating expenses	478,362	345,776	129,609	101,628
Operating income	52,797	35,304	14,709	11,451

Other income (expenses):
Interest income	5,874	3,022	2,549	972
Interest expense	(8,459)	(7,300)	(3,559)	(2,023)
Income from unconsolidated affiliates	1,185	345	279	77
Loss on early retirement of debt	–	(920)	–	(794)
Foreign exchange loss, net	(7,495)	(448)	(792)	(1,360)
Total other expense, net	(8,895)	(5,301)	(1,523)	(3,128)
Income from continuing operations before
income taxes and minority interest	43,902	30,003	13,186	8,323
Income tax expense	(14,976)	(11,518)	(3,746)	(3,467)
Minority interest	(916)	(58)	(333)	(58)

Income from continuing operations	28,010	18,427	9,107	4,798
Discontinued operations:
Loss from discontinued operations	(635)	–	(635)	–
Net income	27,375	18,427	8,472	4,798
Translation adjustment	(7,487)	4,196	(1,288)	3,606
Recognition of cumulative
translation adjustment from
liquidation of France subsidiary	691	–	691	–

Comprehensive income	$20,579	$22,623	$7,875	$8,404
Income per share - diluted:
Income from continuing operations	$0.75	$0.55	$0.24	$0.14
Loss from discontinued operations	(0.01)	–	(0.02)	–
Net income	$0.74	$0.55	$0.22	$0.14

Diluted weighted average shares outstanding	37,187,986	33,796,699	42,015,462	35,139,520

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(unaudited - in thousands)

	As of December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$219,932	$124,198
Restricted cash	73,942	69,300
Inventory - PINs and other	25,595	18,949
Trade accounts receivable, net of allowance for doubtful accounts	153,468	110,306
Other current assets, net	36,006	22,013

Total current assets	508,943	344,766

Property, plant and equipment, net	44,852	39,907
Goodwill and intangible assets, net	317,919	212,598
Other assets, net	22,638	21,204

Total assets	$894,352	$618,475

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$298,999	$283,918
Current portion of capital lease obligations and short-term borrowings	28,324	9,265

Total current liabilities	327,323	293,183

Obligations under capital leases, excluding current installments	12,229	16,894
Deferred income tax	25,157	17,520
Debt obligations	315,000	140,000
Other long-term liabilities	1,161	3,093
Minority interest	7,129	5,871

Total liabilities	687,999	476,561

Stockholders' equity	206,353	141,914

Total liabilities and stockholders' equity	$894,352	$618,475

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Twelve Months Ended December 31, 2005

	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated
Net income	$19.3	$26.9	$3.5	$27.4

Add: Income tax	4.1	10.8	–	15.0
Add: Interest expense	2.2	0.9	–	8.5
Add: Loss from discontinued operation	-	–	–	0.6
Add: Minority Interest	0.2	0.7	–	0.9
Add: Foreign exchange loss	-	–	–	7.5
Less: Income from unconsolidated subs	(0.1)	(1.0)	–	(1.2)
Less: Interest income	(0.2)	(3.7)	–	(5.9)
Rounding and other	0.1	0.1	–	–

Subtotal: Operating income	25.6	34.7	3.5	52.8

Add: Depreciation and amortization	9.5	11.7	1.1	22.4
Rounding and other	(0.1)	0.1	–	–

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$35.0	$46.5	$4.6	$75.2

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Twelve Months Ended December 31, 2004

	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated
Net income	$9.3	$23.6	$1.8	$18.4

Add: Income tax	4.3	7.2	–	11.5
Add: Interest expense	1.6	0.6	–	7.3
Add: Loss on early retirement of debt	–	–	–	0.9
Add: Minority Interest	–	0.1	–	0.1
Add: Foreign exchange loss	–	–	–	0.4
Less: Income from unconsolidated subs	–	(0.4)	–	(0.3)
Less: Interest income	(0.1)	(2.7)	–	(3.0)
Rounding and other	(0.1)	(0.1)	–	–

Subtotal: Operating income	15.0	28.3	1.8	35.3

Add: Depreciation and amortization	8.3	6.3	1.0	15.8
Rounding and other	0.1	–	–	–

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$23.4	$34.6	$2.8	$51.1

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended December 31, 2005

	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated
Net income	$6.0	$6.7	$0.9	$8.5

Add: Income tax	0.3	3.4	–	3.7
Add: Interest expense	0.6	0.3	–	3.6
Add: Loss from discontinued operation		–	–	0.6
Add: Minority Interest	0.1	0.2	–	0.3
Add: Foreign exchange loss	–	–	–	0.8
Less: Income from unconsolidated subs	0.1	(0.4)	–	(0.3)
Less: Interest income	(0.1)	(1.0)	–	(2.5)
Rounding and other	0.2	0.1	–	–

Subtotal: Operating income	7.2	9.3	0.9	14.7

Add: Depreciation and amortization	2.4	3.3	0.3	5.9
Rounding and other	(0.1)	–	–	–

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$9.5	$12.6	$1.2	$20.6

EURONET WORLDWIDE, INC.
Reconciliation of Net income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended December 31, 2004

	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated
Net income	$3.8	$6.0	$0.6	$4.8

Add: Income tax	1.3	2.2	–	3.5
Add: Interest expense	0.7	0.5	–	2.0
Add: Loss on early retirement of debt		–	–	0.8
Add: Minority Interest	–	0.1	–	0.1
Add: Foreign exchange loss	–	–	–	1.4
Less: Income from unconsolidated subs	–	(0.1)	–	(0.1)
Less: Interest income	–	(0.8)	–	(1.0)

Subtotal: Operating income	5.8	7.9	0.6	11.5

Add: Depreciation and amortization	2.4	1.9	0.3	4.6

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$8.2	$9.8	$0.9	$16.1

EURONET WORLDWIDE, INC.
Reconciliation of Net Income Excluding FX and Retirement of Debt
(unaudited - in millions, except share and per share data)

	Three months ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$8.5	$4.8	$27.4	$18.4
Convertible debt issuance costs (1)	0.2	–	–	–
Interest on convertible debt (1)	0.6	–	–	–

Earnings applicable for common shareholders	9.3	$4.8	27.4	$18.4

Loss from discontinued operations	0.6	–	0.6	–
Foreign exchange loss	0.8	1.4	7.5	0.4
Loss on early debt retirement	–	0.8	–	0.9
Rounding	–	–	–	0.1

Earnings applicable for common shareholders before
foreign exchange losses, discontinued operations
loss and early retirement of debt losses	$10.7	$7.0	$35.5	$19.8

Adjusted income per share - diluted (2)	$0.25	$0.20	$0.95	$0.59

Diluted weighted average shares outstanding (1)	42,015,462	35,139,520	37,187,986	33,796,699

(1)
As required by GAAP, convertible debt issuance and interest costs are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.

(2)	Adjusted income per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.